WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

                                                        Exhibit 27

                             Financial Data Schedule

                      Item 601(c) of Regulation S-K Commercial
              and Industrial Companies Article 5 of Regulation S-X

               (dollar in thousands, except per share amounts)

                                                          March 31,
Item Number      Item Description                           1995

5-02(1)          cash and cash items                       140,419
5-02(1)          cash and cash items-joint ventures         53,216
5-02(1)          cash and cash items-restricted            118,972
5-02(2)          marketable securities and short-term
                 investments                                81,800
5-02(3) (a)(6)   notes and accounts receivable-trade        54,741
5-02(4)          allowances for doubtful accounts              N/A
5-02(6)          inventory                                     N/A
5-02(9)          total current assets                          N/A
5-02(13)         property-power plant                    1,582,491
5-02(13)         property-equipment                          9,705
5-02(14)         accumulated depreciation-plant            103,273
5-02(14)         accumulated depreciation-equipment          5,165
5-02(18)         total assets                            2,339,848
5-02(21)         total current liabilities                     N/A
5-02(22)         bonds and mortgages and similar debt
                 - senior discount notes                   442,879
5-02(22)         bonds and mortgages and similar debt
                 - convertible debentures                  100,000
5-02(22)         bonds and mortgages and similar debt
                      - convertible debt                    64,850
5-02(22)         bonds and mortgages and similar debt
                 - merger loan                             500,000
5-02(29)         preferred stock-no mandatory redemption
N/A  5-02(30)         common stock                           3,378
5-02(31)         other stockholders' equity-additional
                 paid-in capital                           332,358
5-02(31)         other stockholders' equity-retained
                 earnings                                  151,257
5-02(32)         total liabilities and stockholders'
                 equity                                  2,339,848
5-03(b) 1 (a)    net sales of tangible products             72,978
5-03(b) 1        total revenues                             86,685
5-03(b) 2 (a)    costs of tangible goods sold                  N/A
5-03(b) 2        total costs and expenses applicable to
                 sales and revenues-plant operation         18,426
5-03(b) 3        other costs and expenses-general and
                 administration                              6,246
5-03(b) 3        other costs-royalties                       4,414
5-03(b) 5        provision for doubtful accounts
                 and notes                                     N/A
5-03(b) (8)      interest and amortization of debt
                 discount                                   29,562
5-03(b) (8)      interest and amortization-capitalized      (4,484)
5-03(b) (10)     income before taxes and other items        18,158
5-03(b) (11)     income tax expense                          5,540
5-03(b) (14)     income continuing operations                9,613
5-03(b) (19)     net income                                  8,533
5-03(b) (20)     earnings per share primary                    .21
5-03(b) (20)     earnings per share fully diluted              .21


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